EXHIBIT 107

Calculation of Filing Fee Tables

F-1

(Form Type)

ZJK Industrial Co., Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees To be Paid	Equity	Ordinary shares, par value US$0.000016666667 per share	Rule 457(a)	1,437,500(2)	US$6.00	US$	8,625,000	0.00014760	1,273.05

Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					US$	8,625,000		1,273.05
	Total Fees Previously Paid								848.70
	Total Fee Offsets								848.70
	Net Fee Due								424.35

(1)	The registration fee for securities is based on an estimate of the proposed maximum offering price of the securities, and such estimate is solely for the purpose of calculating the registration fee pursuant to Rule 457(a).

(2)

Includes 187,500 ordinary shares that may be issued upon exercise of a 30-day option granted to the underwriters to cover over- allotments, if any. Pursuant to Rule 416(a) promulgated under the U.S. Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions.